Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-193222
333-193222-01

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB SILVER FUND

SUPPLEMENT DATED JULY 29, 2014 TO

PROSPECTUS DATED MARCH 14, 2014

This Supplement dated July 29, 2014 updates certain information contained in the Prospectus dated March 14, 2014, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”) and PowerShares DB Silver Fund (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

I.	Risk Factor (1) on page 17 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“(1) The Value of the Shares Relates Directly to the Value of the Futures Contracts and Other Assets Held by the Fund and Fluctuations in the Price of These Assets Could Materially Adversely Affect an Investment in the Fund’s Shares.

The Shares are designed to reflect as closely as possible the changes, positive or negative, in the level of the Index, over time, through its portfolio of exchange traded futures contracts on the Index Commodity. The value of the Shares relates directly to the value of its portfolio, less the liabilities (including estimated accrued but unpaid expenses) of the Fund. The price of the Index Commodity may fluctuate widely. Several factors may affect the prices of the Index Commodity, including, but not limited to:

•

Global supply and demand of the Index Commodity which may be influenced by such factors as forward selling by the various commodities producers, purchases made by the commodities’ producers to unwind their hedge positions and production and cost levels in the major markets of the Index Commodity;

•	Domestic and foreign interest rates and investors’ expectations concerning interest rates;

•	Domestic and foreign inflation rates and investors’ expectations concerning inflation rates;

•	Investment and trading activities of mutual funds, hedge funds and commodity funds; and

•	Global or regional political, economic or financial events and situations.

Effective as of August 15, 2014, the daily London silver fix, or the London Silver Fix, which has served as a global benchmark, will be replaced by an electronic silver benchmark operated by the CME Group and Thomson Reuters, or the Replacement Silver Fix. The CME Group will provide the pricing and Thomson Reuters will provide the administration and the governance for the Replacement Silver Fix.

As of the date of this Prospectus, the Fund invests in silver futures contracts that trade on the CME. According to the rules associated with these silver futures contracts, the silver that underlies these futures contracts must be silver that is produced by a list of specific producers. To the extent that these approved producers rely upon the Replacement Silver Fix on and after August 15, 2014 with respect to the pricing of silver, the value of the Fund’s silver futures contracts and the value of the shares of the Fund may be affected adversely to the extent that the Replacement Silver Fix experiences unexpected issues or has inherent design flaws, if any.”

II.	Risk Factor (12) on pages 20-21 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“Futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. Consequently, you could lose all or substantially all of your investment in the Fund.

The following table* reflects various measures of volatility** of the Index as calculated on an excess return basis:

Volatility Type	Volatility
Daily volatility over full history	26.71%
Average rolling 3-month daily volatility	24.98%
Monthly return volatility	28.09%
Average annual volatility	24.37%

The following table reflects the daily volatility on an annual basis of the Index:

Year***	Daily Volatility
1988	10.73%
1989	18.53%
1990	19.41%
1991	23.40%
1992	15.67%
1993	28.37%
1994	23.28%
1995	26.37%
1996	17.62%
1997	24.68%
1998	29.22%
1999	21.74%
2000	14.41%
2001	17.22%
2002	17.43%
2003	20.32%
2004	35.48%
2005	21.32%
2006	41.21%
2007	21.28%
2008	43.01%
2009	31.13%
2010	26.40%
2011	39.26%
2012	25.27%
2013	27.81%
2014	17.51%

*As of May 31, 2014. Past Index levels are not necessarily indicative of future changes, positive or negative, in the Index levels.

**Volatility, for these purposes, means the following:

Daily Volatility:    The relative rate at which the price of the Index moves up and down, found by calculating the annualized standard deviation of the daily change in price.

Monthly Return Volatility:    The relative rate at which the price of the Index moves up and down, found by calculating the annualized standard deviation of the monthly change in price.

Average Annual Volatility:    The average of yearly volatilities for a given sample period. The yearly volatility is the relative rate at which the price of the Index moves up and down, found by calculating the annualized standard deviation of the daily change in price for each business day in the given year.

*** As of December 31, except 1988 which is as of December 2, and 2014, which is as of May 31, 2014.

Past Index results are not necessarily indicative of future changes, positive or negative, in the Index levels.”

III.	Pages 30-31 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“PERFORMANCE OF POWERSHARES DB SILVER FUND (TICKER: DBS), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Silver Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of May 31, 2014: $520,816,331

Net Asset Value as of May 31, 2014: $30,824,439

Net Asset Value per Share as of May 31, 2014: $30.82

Worst Monthly Drawdown: (28.30)% September 2011

Worst Peak-to-Valley Drawdown: (63.88)% April 2011—May 2014

Monthly Rate of Return	2014(%)	2013(%)	2012(%)	2011(%)	2010(%)	2009(%)
January	(1.52)	3.81	19.37	(9.59)	(4.06)	11.40
February	11.31	(9.70)	4.11	19.91	1.91	4.16
March	(7.30)	(0.33)	(6.33)	12.35	6.15	(0.89)
April	(3.27)	(15.25)	(4.74)	28.28	6.20	(5.23)
May	(2.68)	(8.34)	(10.74)	(21.29)	(1.11)	26.80
June		(13.21)	(0.73)	(9.25)	1.38	(13.00)
July		0.76	1.05	15.23	(3.92)	2.46
August		20.29	12.54	4.06	7.65	6.73
September		(8.02)	10.10	(28.30)	12.36	11.63
October		0.69	(6.72)	14.33	12.61	(2.45)
November		(9.04)	2.85	(4.61)	14.77	13.71
December		(3.59)	(9.32)	(15.07)	9.63	(9.03)
Compound Rate of Return	(4.35)% (5 months)	(37.98)%	7.03%	(11.13)%	81.95%	48.10%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Footnotes to Performance Information

1. “Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the relevant pool, including investors who subsequently redeemed their investments.

2. “Net Asset Value” is the net asset value of the pool as of May 31, 2014.

3. “Net Asset Value per Share” is the Net Asset Value of the pool divided by the total number of Shares outstanding with respect the pool as of May 31, 2014.

4. “Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” as used in this section of the Prospectus means losses experienced by the pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. “Drawdown” is measured on the basis of monthly returns only, and does not reflect intra-month figures. “Month” is the month of the Worst Monthly Drawdown.

5. “Worst Peak-to-Valley Drawdown” is the largest percentage decline in the Net Asset Value per Share over the history of the pool. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. “Worst Peak-to-Valley Drawdown” represents the greatest percentage decline from any month-end Net Asset Value per Share that occurs without such month-end Net Asset Value per Share being equaled or exceeded as of a subsequent month-end. For example, if the Net Asset Value per Share of a the pool declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the Net Asset Value per Share had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

6. “Compound Rate of Return” of the relevant is calculated by multiplying on a compound basis each of the monthly rates of return set forth in the chart above and not by adding or averaging such monthly rates of return. For periods of less than one year, the results are year-to-date.

7. The below table reflects both the name of the original Index that the Fund tracked up to and including December 31, 2010, or Original Index, and the name of the Index that the Fund tracked after December 31, 2010, or Renamed Index:

Fund	Index
	Original	Renamed	Dates
			Inception	Rename
PowerShares DB Silver Fund	Deutsche Bank Liquid Commodity Index-Optimum Yield Silver Excess Return™	DBIQ Optimum Yield Silver Index Excess Return™	6/06	10/10

The Fund’s Original Index is identical to the Renamed Index, except with respect to the following non-substantive changes: (i) name of Index and (ii) ticker symbol. The above Inception Date remains identical. The Rename Date of October 2010 reflects the date on which each Original Index changed its name as reflected in the Renamed Index column above and such change and became effective in January 3, 2011. Except as provided in the immediately preceding sentence, all prior underlying formulae, data (e.g., closing levels, measure of volatility, all other numerical statistics and measures) and all other characteristics (e.g., Base Date, Index Sponsor, Inception Date, rolling, etc.) with respect to each Original Index is identical to its corresponding Renamed Index.

DBLCI™ and Deutsche Bank Liquid Commodity Index™ are trade marks of the Index Sponsor and are the subject of Community Trade Mark Nos. 3055043 and 3054996. Trade Mark applications in the United States are pending with respect to both the Trust and aspects of the Index. The Fund and the Managing Owner have been licensed to use DBLCI™, Deutsche Bank Liquid Commodity Index™ and DBIQ™.

[Remainder of page left blank intentionally.]

IV.	Pages 37-44 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“CLOSING LEVELS TABLES

DBIQ OPTIMUM YIELD SILVER INDEX EXCESS RETURN™

	CLOSING LEVEL		CHANGES
	High[1]	Low[2]	Annual Index Changes[3]	Index Changes Since Inception[4]
1988[5]	99.56	96.35	-3.14%	-3.14%
1989	98.80	74.81	-21.67%	-24.12%
1990	77.71	52.83	-26.21%	-44.01%
1991	58.55	46.28	-14.31%	-52.02%
1992	53.20	42.91	-10.01%	-56.83%
1993	62.57	41.28	33.57%	-42.33%
1994	64.94	49.92	-8.36%	-47.15%
1995	64.61	46.95	-0.55%	-47.45%
1996	58.86	45.10	-13.26%	-54.41%
1997	56.61	38.79	17.06%	-46.63%
1998	61.92	41.66	-17.16%	-55.79%
1999	49.84	42.50	5.74%	-53.26%
2000	47.98	39.06	-16.40%	-60.93%
2001	40.38	32.68	-6.36%	-63.41%
2002	41.20	34.04	4.25%	-61.86%
2003	46.80	34.43	22.10%	-53.43%
2004	63.99	43.08	13.63%	-47.08%
2005	68.75	50.02	27.66%	-32.44%
2006	110.77	67.36	40.22%	-5.27%
2007	109.82	82.34	9.77%	3.99%
2008	142.11	59.28	-27.27%	-24.37%
2009	128.69	70.03	48.53%	12.34%
2010	204.78	98.82	82.29%	104.78%
2011	319.49	176.44	-10.28%	83.72%
2012	244.65	172.62	7.68%	97.82%
2013	212.37	120.96	-36.53%	25.55%
2014[6]	142.63	120.74	-3.83%	20.74%

THE FUND WILL TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD SILVER INDEX EXCESS RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND

NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

DBIQ OPTIMUM YIELD SILVER INDEX TOTAL RETURN™

	CLOSING LEVEL		CHANGES
	High[1]	Low[2]	Annual Index Changes[3]	Index Changes Since Inception[4]
1988[5]	99.79	96.94	-2.52%	-2.52%
1989	100.47	80.40	-14.91%	-17.05%
1990	85.46	62.18	-20.31%	-33.89%
1991	70.97	55.14	-9.48%	-40.16%
1992	66.46	55.38	-6.80%	-44.23%
1993	82.27	53.55	37.71%	-23.20%
1994	87.23	69.13	-4.33%	-26.53%
1995	91.63	65.91	5.16%	-22.73%
1996	86.97	69.54	-8.67%	-29.44%
1997	92.17	61.74	23.25%	-13.03%
1998	101.42	70.42	-13.04%	-24.37%
1999	88.05	73.64	10.85%	-16.16%
2000	86.50	74.17	-11.31%	-25.64%
2001	77.17	64.30	-3.02%	-27.89%
2002	81.81	67.18	5.98%	-23.58%
2003	94.72	69.16	23.36%	-5.73%
2004	129.84	87.49	15.21%	8.61%
2005	145.33	102.71	31.78%	43.13%
2006	238.54	142.80	47.15%	110.61%
2007	254.17	188.78	14.75%	141.68%
2008	331.73	139.67	-26.26%	78.23%
2009	303.70	165.04	48.75%	165.11%
2010	483.90	233.22	82.53%	383.90%
2011	755.24	416.99	-10.24%	334.36%
2012	578.47	408.27	7.77%	368.09%
2013	502.54	286.31	-36.50%	197.25%
2014[6]	337.70	285.91	-3.81%	185.91%

THE FUND WILL NOT TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD SILVER INDEX TOTAL RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

See accompanying Notes and Legends.

INDEX COMMODITIES WEIGHTS TABLES

DBIQ OPTIMUM YIELD SILVER INDEX EXCESS RETURN™

	SI7
	High[1]	Low[2]
1988[5]	100%	100%
1989	100%	100%
1990	100%	100%
1991	100%	100%
1992	100%	100%
1993	100%	100%
1994	100%	100%
1995	100%	100%
1996	100%	100%
1997	100%	100%
1998	100%	100%
1999	100%	100%
2000	100%	100%
2001	100%	100%
2002	100%	100%
2003	100%	100%
2004	100%	100%
2005	100%	100%
2006	100%	100%
2007	100%	100%
2008	100%	100%
2009	100%	100%
2010	100%	100%
2011	100%	100%
2012	100%	100%
2013	100%	100%
2014[6]	100%	100%

THE FUND WILL TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD SILVER INDEX EXCESS RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

DBIQ OPTIMUM YIELD SILVER INDEX TOTAL RETURN™

	SI7
	High[1]	Low[2]
1988[5]	100%	100%
1989	100%	100%
1990	100%	100%
1991	100%	100%
1992	100%	100%
1993	100%	100%
1994	100%	100%
1995	100%	100%
1996	100%	100%
1997	100%	100%
1998	100%	100%
1999	100%	100%
2000	100%	100%
2001	100%	100%
2002	100%	100%
2003	100%	100%
2004	100%	100%
2005	100%	100%
2006	100%	100%
2007	100%	100%
2008	100%	100%
2009	100%	100%
2010	100%	100%
2011	100%	100%
2012	100%	100%
2013	100%	100%
2014[6]	100%	100%

THE FUND WILL NOT TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD SILVER INDEX TOTAL RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

See accompanying Notes and Legends.

All statistics based on data from December 2, 1988 to May 31, 2014.

VARIOUS STATISTICAL MEASURES	DBIQ Optimum Yield Silver ER8	DBIQ Optimum Yield Silver TR9	Silver Spot Fix pm10
Annualized Changes to Index Level[11]	0.7%	4.2%	4.5%
Average rolling 3 month daily volatility[12]	25.0%	25.0%	26.9%
Sharpe Ratio[13]	0.03	0.05	0.06
% of months with positive change[14]	48%	50%	48%
Average monthly positive change[15]	6.8%	6.8%	7.0%
Average monthly negative change[16]	-5.4%	-5.3%	-5.2%

ANNUALIZED INDEX LEVELS[17]	DBIQ Optimum Yield Silver ER8	DBIQ Optimum Yield Silver TR9	Silver Spot Fix pm10
1 year	-17.0%	-16.9%	-15.8%
3 year	-21.7%	-21.7%	-21.1%
5 year	2.9%	3.0%	4.1%
7 year	3.1%	3.7%	5.3%
10 year	9.7%	11.4%	11.9%
15 year	7.2%	9.4%	9.4%

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN JUNE 2006 (RENAMED OCTOBER 2010), CERTAIN INFORMATION RELATING TO INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE, WHEN AVAILABLE, OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN THE INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD DECEMBER 1988 THROUGH MAY 2006, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX’S METHODOLOGY, AND SELECTION OF INDEX COMMODITIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE COMMODITIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK ITS INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF SUCH INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER COMMENCED OPERATIONS IN JANUARY 2006. AS MANAGING OWNER, THE MANAGING OWNER AND ITS TRADING PRINCIPALS HAVE BEEN MANAGING THE DAY-TO-DAY OPERATIONS FOR THE FUND AND RELATED PRODUCTS AND MANAGING FUTURES TRADING ACCOUNTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

See accompanying Notes and Legends.

COMPARISON OF DBIQ-OY SI ER, DBIQ-OY SI TR AND SILVER SPOT FIX PM

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

Each of DBIQ-OY SI ER and DBIQ-OY SI TR are indices and do not reflect actual trading. Silver Spot Fix pm reflects a composite of actual trading prices. DBIQ-OY SI TR is calculated on a total return basis and does not reflect any fees or expenses.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN JUNE 2006 (RENAMED OCTOBER 2010), CERTAIN INFORMATION RELATING TO INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE, WHEN AVAILABLE, OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN THE INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD DECEMBER 1988 THROUGH MAY 2006, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX’S METHODOLOGY, AND SELECTION OF INDEX COMMODITIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE COMMODITIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK ITS INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF SUCH INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER COMMENCED OPERATIONS IN JANUARY 2006. AS MANAGING OWNER, THE MANAGING OWNER AND ITS TRADING PRINCIPALS HAVE BEEN MANAGING THE DAY-TO-DAY OPERATIONS FOR THE FUND AND RELATED PRODUCTS AND MANAGING FUTURES TRADING ACCOUNTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

See accompanying Notes and Legends.

COMPARISON OF DBIQ-OY SI TR AND SILVER SPOT FIX PM

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

DBIQ-OY SI TR is an index and does not reflect actual trading. Silver Spot Fix pm reflects a composite of actual trading prices.

DBIQ-OY SI TR is calculated on a total return basis and does not reflect any fees or expenses.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN JUNE 2006 (RENAMED OCTOBER 2010), CERTAIN INFORMATION RELATING TO INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE, WHEN AVAILABLE, OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN THE INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD DECEMBER 1988 THROUGH MAY 2006, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX’S METHODOLOGY, AND SELECTION OF INDEX COMMODITIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE COMMODITIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK ITS INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF SUCH INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER COMMENCED OPERATIONS IN JANUARY 2006. AS MANAGING OWNER, THE MANAGING OWNER AND ITS TRADING PRINCIPALS HAVE BEEN MANAGING THE DAY-TO-DAY OPERATIONS FOR THE FUND AND RELATED PRODUCTS AND MANAGING FUTURES TRADING ACCOUNTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

See accompanying Notes and Legends.

NOTES AND LEGENDS:

1.	“High” reflects the highest closing level of the Index during the applicable year.

2.	“Low” reflects the lowest closing level of the Index during the applicable year.

3.	“Annual Index Changes” reflect the change to the Index level on an annual basis as of December 31 of each applicable year.

4.	“Index Changes Since Inception” reflects the change of the Index level since inception on a compounded annual basis as of December 31 of each applicable year.

5.	Closing levels as of inception on December 2, 1988.

6.	Closing levels as of May 31, 2014.

7.	The DBIQ Optimum Yield Silver Index Excess Return™ and DBIQ Optimum Yield Silver Index Total Return™ reflect the change in market value of SI (Silver) on an Optimum YieldTM basis.

8.	“DBIQ-OY SI ER™” is DBIQ Optimum Yield Silver Index Excess Return™.

9.	“DBIQ-OY SI TR™” is DBIQ Optimum Yield Silver Index Total Return™.

10.

“Silver Spot Fix pm” is, as of the date of this Supplement, an internationally published benchmark for silver and is available through The London Bullion Market Association’s (the “LBMA”) website at http://www.lbma.org.uk/pages/index.cfm?page_id=54&title=silver_fixings. The fixings are fully transparent and are therefore used to determine the accepted average price of silver. As a benchmark, many other financial instruments (such as cash-settled swaps and options) are priced off the fixing. The silver fixing started in 1897. Three market making members of the LBMA conduct the Silver Fixing meeting under the chairmanship of The Bank of Nova Scotia-ScotiaMocatta by telephone at 12.00 noon each working day. The other two members of the Silver Fixing are Deutsche Bank AG and HSBC Bank USA, NA. Effective as of August 14, 2014, it is expected that the Silver Spot Fix pm, which has served as a global benchmark, will be discontinued. As of the date of this Supplement, it is currently unknown whether the Silver Spot Fix pm will be replaced with a comparable benchmark.

11.	“Annualized Changes to Index Level” reflect the change to the applicable index level on an annual basis as of December 31 of each applicable year.

12.

“Average rolling 3 month daily volatility.” The daily volatility reflects the relative rate at which the price of the applicable index moves up and down, which is found by calculating the annualized standard deviation of the daily change in price. In turn, an average of this value is calculated on a 3 month rolling basis.

13.

“Sharpe Ratio” compares the annualized rate of return minus the annualized risk-free rate of return to the annualized variability—often referred to as the “standard deviation”—of the monthly rates of return. A Sharpe Ratio of 1:1 or higher indicates that, according to the measures used in calculating the ratio, the rate of return achieved by a particular strategy has equaled or exceeded the risks assumed by such strategy. The risk-free rate of return that was used in these calculations was assumed to be 3.03%.

14.	“% of months with positive change” during the period from inception to May 31, 2014.

15.	“Average monthly positive change” during the period from inception to May 31, 2014.

16.	“Average monthly negative change” during the period from inception to May 31, 2014.

17.

“Annualized Index Levels” reflect the change to the level of the applicable index on an annual basis as of December 31 of each applicable time period (e.g., 1 year, 3, 5 or 7, 10 or 15 years, as applicable).

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN JUNE 2006 (RENAMED OCTOBER 2010), CERTAIN INFORMATION RELATING TO INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN.

SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE, WHEN AVAILABLE, OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN THE INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD DECEMBER 1988 THROUGH MAY 2006, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX’S METHODOLOGY, AND SELECTION OF INDEX COMMODITIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE COMMODITIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK ITS INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF SUCH INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER COMMENCED OPERATIONS IN JANUARY 2006. AS MANAGING OWNER, THE MANAGING OWNER AND ITS TRADING PRINCIPALS HAVE BEEN MANAGING THE DAY-TO-DAY OPERATIONS FOR THE FUND AND RELATED PRODUCTS AND MANAGING FUTURES TRADING ACCOUNTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

ALTHOUGH THE INDEX SPONSOR WILL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCE(S) WHICH THE INDEX SPONSOR CONSIDERS RELIABLE, THE INDEX SPONSOR WILL NOT INDEPENDENTLY VERIFY SUCH INFORMATION AND DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE INDEX SPONSOR SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE INDEX SPONSOR IS UNDER NO OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

UNLESS OTHERWISE SPECIFIED, NO TRANSACTION RELATING TO THE INDEX IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE INDEX SPONSOR AND THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO (A) THE ADVISABILITY OF PURCHASING OR ASSUMING ANY RISK IN CONNECTION WITH ANY SUCH TRANSACTION (B) THE LEVELS AT WHICH THE INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DATE (C) THE RESULTS TO BE OBTAINED BY THE ISSUER OF ANY SECURITY OR ANY COUNTERPARTY OR ANY SUCH ISSUER’S SECURITY HOLDERS OR CUSTOMERS OR ANY SUCH COUNTERPARTY’S CUSTOMERS OR COUNTERPARTIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH ANY LICENSED RIGHTS OR FOR ANY OTHER USE OR (D) ANY OTHER MATTER. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”